Exhibit 23

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Allied Capital Corporation:

The audits referred to in our report dated March 2, 2009, with respect to the consolidated financial statements of Allied Capital Corporation included the related financial statement schedule as of and for the year ended December 31, 2008, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-45525, No. 333-13584, No. 333-88681, No. 333-101849, No. 333-115979, No. 333-115980, No. 333-115981, No. 333-130792, No. 333-130793 and No. 333-143409) on Form S-8 of Allied Capital Corporation of our reports dated March 2, 2009, with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in Allied Capital Corporation’s annual report on Form 10-K for the year ended December 31, 2008.

Our report dated March 2, 2009 contains an explanatory paragraph that states that the Company is in default on provisions of certain credit agreements. The credit agreement defaults provide the respective lenders the right to declare immediately due and payable unpaid amounts approximating $1.1 billion at December 31, 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements makes reference to the Company changing its method of accounting for share based payments in 2006 due to the adoption of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment. Our report on the consolidated financial statements also makes reference to the Company modifying its method of determining the fair value of portfolio investments in 2008 due to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

/s/ KPMG LLP

Washington, D.C. March 2, 2009